Exhibit 10.1
Separation Agreement and General Release
Agreement made by and between MicroFinancial Inc. its successors, assigns, officers, directors, stockholders, agents, and employees (hereafter referred to as the “Company”) and Thomas Herlihy, your executors, heirs, administrators, and assigns (hereafter referred to as “You”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. Duties and Responsibilities. You will relinquish all duties and responsibilities, and your employment will terminate as of May 18, 2009 (your Separation Date).
2. Separation Pay. The Company agrees to pay you 4 months of Separation Pay, in addition to the unused accrued vacation (48.6 hours), and floater pay (2.83 hours), totaling (51.43 hours), to which you are entitled. You will receive this Separation Pay in the form of a bi-weekly payment equivalent to your most recent normal bi-weekly pay, less applicable deductions for taxes and any employee benefits.
3. Insurance and other Benefits.
     a. Group Health and Dental Coverage. If enrolled, Microfinancial Inc. will continue to pay your medical and dental benefits for thirty days at the end of your separation pay period. At the end of the thirty days, you will be eligible to continue medical and dental coverage at your own expense as provided by state and federal COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985). Eligibility to continue this insurance stops upon the termination of any period allowed by law. You agree to notify the Company promptly when you are covered by another plan.
     b. Retirement Plans. You shall be entitled to your vested benefit in the Company’s 401(k) Plan. Service credit will cease as of your Separation Date.
     c. Vacation Pay. You have received full payment for all accrued unused vacation as of your Separation Date.
     d. Cessation of Benefits. Unless otherwise provided for expressly in this Agreement, all other benefits have ceased as of your Separation Date, including without limitation, the accrual of vacation, floater or other pay, and life, LTD, 401(k).
4. General Release.
     a. In consideration of the payment of continued salary and other benefits set forth in this Agreement, you for yourself, your executors, heirs, administrators, assigns, and anyone else claiming by, through or under you, irrevocably and unconditionally, release, and forever discharge the Company from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity, whether known or unknown (“Claim”) which you now have, ever had or may in the future have against the Company by reason of any matter, cause or thing which has happened, developed or occurred before the signing of this Agreement, including, but not limited to, whether known or unknown, either at law, in equity, or mixed, that you ever had, now have, or can, shall, or may have, against the Company by reason of, on account of, or arising out of any matter, cause or thing whatsoever, which has happened, developed, or occurred before the signing of this Agreement including but not limited to (i) any and all claims, asserted or unasserted, arising from your employment with or separation from the Company, and specifically including any claims you may have under any federal, state or local labor, employment, discrimination, human rights, civil rights, wage/hour, pension, or tort law, statute, order, rule, regulation or public policy, including but not limited to, those arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the National Labor Relations Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act of 1970, the Americans With Disabilities Act of 1990, the Civil Rights Acts of 1964 and 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B, and the Massachusetts Civil Rights Act, all as amended, (ii) those arising under common law, including but not limited to claims or suits for intentional interference with contractual relations, breach of the implied covenant of good faith and fair dealing, breach of contract, wrongful termination, negligent supervision, negligence, intentional and negligent infliction of emotional distress, defamation, false imprisonment, libel, and slander, and (iii) any other action or grievance against the other party based upon any conduct whatsoever, which has happened, developed, or occurred before the signing of this Agreement. It is expressly agreed and understood that the release contained here is a GENERAL RELEASE. In the event that you institute any action hereby released or to which you have agreed not to sue, the claim shall be dismissed immediately upon presentation of this Agreement. Subject to the provisions of Section 5, you further agree not to institute any charge, complaint, or lawsuit to challenge the validity of this Agreement or the circumstances surrounding its execution.
     b. This agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the ADEA.
(i)	You are specifically waiving rights and claims under the ADEA.

(ii)	The waiver of rights and claims under the ADEA does not extend to any rights or claims arising after the date you execute this Agreement.

(iii)	You acknowledge that the Company has advised you in writing to consult with an attorney prior to signing this Agreement. You further acknowledge that you have had the opportunity to consult with an attorney of your choice with respect to all terms and conditions set forth in this Agreement and to have the advice of counsel with respect to your decision to sign and enter into this Agreement.

(iv)	You acknowledge that the Company offered you forty-five (45) days to consider the terms and conditions of this Agreement, to consult with counsel of your choice, and to decide whether to sign and enter into this Agreement.

(v)	You have seven (7) days after your execution of this Agreement to revoke your acceptance of it. Any such revocation must be received in writing within the seven (7)-day revocation period by the Company’s attorney, Kent Sinclair, Esq., Seyfarth Shaw, World Trade Center East, Two Seaport Lane, Suite 300, Boston, MA 02210. You and the Company acknowledge and agree that this Agreement is neither effective nor enforceable and neither party is obligated to perform the promises contained herein in the event that the Agreement is revoked or until expiration of the seven (7)-day revocation period (the “Effective Date”).
     c. You forever release and discharge the Company from any and all liability to employ you in any capacity and any and all claims of a right to reinstatement.
5. Covenant Not to Sue. You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Company with any local, state or federal court or administrative agency. Except as set forth in Section 6, you agree and covenant not to sue or bring any claims or charges against the Company with respect to any matters arising out of or relating to your employment with or separation from the Company, other than enforcement of the terms of this Agreement. Except as set forth in Section 6, in the event that you on your behalf institute any such action, that claim shall be dismissed upon presentation of this Agreement and you shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.

6. Exclusion. In the event that a charge or complaint is filed with any administrative agency or in the event of an authorized investigation, charge or lawsuit filed by any administrative agency, you expressly waive and shall not accept any award or damages therefrom.
7. Nonadmissions Clause. It is understood and agreed that this Agreement does not constitute any admission by the Company that any action taken with respect to you was unlawful or wrongful, or that such action constituted a breach of contract or violated any federal or state law, policy, rule or regulation.
8. Nondisclosure of this Agreement. Except as set forth in Section 6, you expressly agree, and hereby instruct your attorney and immediate family, if any, that the nature and terms of this Agreement are confidential, and expressly agree not to discuss or disclose them, or the facts and contentions contained therein, without the prior written consent of the Company, with or to any person, except to the Internal Revenue Service, state tax authorities, your accountant or tax advisor, your attorneys, your immediate family, your healthcare provider, or as required by law.
9. Nondisparagement. Both parties (Tom Herlihy or the Company) agree they will not disparage or make negative statements about each other or any of its officers, directors, agents, employees, successors and assigns.
10. Breach. You agree that in the event you institute legal proceedings to enforce this Agreement, you agree that the sole remedy available to you shall be enforcement of the terms of this Agreement and/or a claim for damages resulting from the breach of this Agreement, but that under no circumstances shall you be entitled to receive or collect any damages for claims that you have released under this Agreement in accordance with the General Release contained in Section 4 of this Agreement.
11. Representations. You acknowledge that in exchange for entering into this Agreement you have received good and valuable consideration in excess of that to which you would otherwise have been entitled in the absence of this Agreement. This consideration includes, but is not limited to; the Company’s continuing your salary as described in Section 2 and the benefits as described in Section 3. You further acknowledge the sufficiency of that consideration.
12. Severability. If any of the terms of this Agreement shall be held to be invalid and unenforceable, the remaining terms of this Agreement are severable and shall not be affected thereby.
13. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company about or relating to your termination of employment from the Company, or the Company’s obligations to you with respect to your termination and fully supersedes any and all prior agreements or understanding between the parties. The terms of this Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without reference to conflicts of law rules, and may not be changed orally, but only by agreement in writing signed by both parties. The parties’ attest that no other representations were made regarding this Agreement other than those contained herein.
MicroFinancial Inc.

By:	/s/ Stephen J. Constantino	By:	/s/ Thomas Herlihy

	Stephen J. Constantino		Mr. Thomas Herlihy
Vice President Human Resources

	Date: May 27, 2009		Date: May 28, 2009

3